EXHIBIT 99.2

Fourth Quarter and Full Year, Fiscal 2003

Earnings Conference Remarks

May 22, 2003

Peter L. Frechette

Chairman and Chief Executive Officer

■	Good morning and thanks for participating in our fourth quarter conference call.
■	Joining me today is Steve Armstrong, our executive vice president and CFO, who will review some highlights from our fourth quarter results following my opening remarks.
■	At the conclusion of Steve’s remarks, we will be happy to take any of your questions.
■	Regulation FD prohibits us from providing investors with any earnings guidance unless we release that information simultaneously.
■	For this reason, we have included financial guidance in our earnings release, but it is important to understand that Patterson’s actual results may vary from our forecasts.
■	Our guidance is subject to a number of risks and uncertainties, which are discussed in detail in our Annual Report on Form 10-K.
■	Since that information forms the context for what we will be saying today, we urge you to review this material.
■	Turning now to our recent performance, Patterson reported excellent operating results in this year’s fourth quarter.
■	Consolidated sales rose 12% to $447.3 million, while net income increased 22% to $33.6 million or $0.49 per diluted share.
■	These results, which exceeded our previously-reported financial guidance for this period, were generated by the strong performances posted by our dental operations and our Webster Veterinary Supply unit which reported a fourth quarter sales increase of 20%.
■	Patterson’s fourth quarter performance reflects the vitality of the dental and veterinary supply markets, as well as our ability to continue gaining share.
■	We continue to believe that the North American dental market is growing at an estimated 7% to 9% annual rate.
■	This estimate is based upon a weighted average that includes double-digit growth of the dental equipment and software market and 5% to 7% growth of the consumables market.
■	In the area of dental equipment, Patterson has positioned itself as the largest distributor of dental equipment by a factor of more than two.
■	Equally important, Patterson is the exclusive distributor of many major product lines.
■	For example, we are the exclusive distributor of the CEREC 3 dental restorative system, which is effecting a fundamental change in crown, inlay and onlay procedures, while also significantly increasing dental office productivity.
■	Sirona, CEREC’s manufacturer, recently introduced new 3-D software for this equipment that is being extremely well-received by dental practitioners.
■	We also are the exclusive distributor of Schick Technology, Inc.’s digital radiography sensors, which account for a substantial majority of all digital x-ray installations in the U.S.
■	It is worth noting that Schick recently introduced a wireless sensor that is expected to spur further demand for digital radiography systems.
■	Patterson also is the only national distributor for some of the world’s largest manufacturers of chairs, lighting and cabinets.
■	This includes A-dec, the leading supplier of this equipment in North America.
■	The strong sales growth of our equipment product lines clearly indicates that Patterson is exceptionally well-positioned to meet the expanding need among dentists for equipment that will strengthen office productivity, improve clinical outcomes and enhance the profitability of their practices.

■	This is one of the ways that Patterson has differentiated itself from the competition, which is enabling us to continue gaining market share.
■	We have also differentiated ourselves from the competition by becoming the only company capable of offering a single-source, turnkey digital solution to dental practitioners.
■	Dental offices that buy digital radiography equipment and software can have these systems and all workstations networked throughout the entire office.
■	Our single-source digital solution also encompasses installation and training, in addition to post-sale support by local field technicians and Patterson Technology Center personnel.
■	We expect this single-source concept, along with the role of Patterson Technology Center, to be an increasingly powerful growth driver for Patterson going forward.
■	Enhanced technical service is another way that Patterson is differentiating itself from the competition.
■	During the past year, we invested several million dollars in advanced software and communications equipment aimed at strengthening technical support and service.
■	The van of every Patterson service technician is now equipped with a GPS system that keeps dispatchers informed about the location of the service tech closest to the customer.
■	As a result, we will be able to accelerate response times to requests for equipment repair services.
■	Our service technicians are also equipped with hand-held computers to track inventory and improve customer billing.
■	This system keeps the dispatcher informed in real time about the parts inventory on the van, enabling us to send the technician with the needed parts to the customer.
■	Taken as a whole, this new initiative, which is now being fully implemented around the country, will enhance customer service, improve inventory control and strengthen utilization of our service assets.
■	Turning to Patterson’s organization, we announced in mid-April that Jim Wiltz was promoted to president and chief operating officer of Patterson Dental Company.
■	Jim, who is 57 and served as president of our Patterson Dental Supply unit since 1996, assumes the position of president from myself, while the post of chief operating officer is a newly created executive post. I am continuing in my prior roles as chairman and chief executive officer.
■	Jim, who is also a member of our board of directors, has been with Patterson for over 30 years and was part of the management group that led Patterson’s buy-out from Beatrice Corporation in 1985.
■	Scott R. Kabbes, 42, was named Jim’s successor as president of Patterson Dental Supply.
■	He has served most recently as president of Patterson Technology Center, which provides the North American dental market with digital technology solutions.
■	Scott was the founder and president of EagleSoft, Inc. a dental software company that Patterson acquired in 1997.
■	As a result of these moves, we have increased the depth of Patterson’s senior management team, which is aimed at ensuring a seamless management transition.
■	I would like to turn now to an important organizational initiative at our Webster unit.
■	Webster, which currently serves veterinarians in 26 eastern and southeastern states, has been reorganized into a classic branch office structure, in which sales and customer service are now administered by branch managers.
■	We did this to move the decision-making process as close to the customer as possible and creating P&L responsibility at the local level.
■	This new structure also makes it possible to hire new sales representatives outside Webster’s traditional regional territory, open a branch office and utilize one of Patterson’s existing distribution centers for warehousing and shipping veterinary supplies.
■	In this regard, Webster’s new branch office structure provides a sound organizational basis for green field or de novo expansion into new geographic markets.
■	At the same time, Webster is also continuing to evaluate acquisition opportunities as another means for national expansion.

■	I will close out my remarks by briefly reviewing our financial guidance.
■	For full-year fiscal 2004, we are forecasting earnings of $2.00 to $2.02 per diluted share.
■	Sales for the full year are expected to be four percentage points in excess of the 7% to 9% estimated annual growth rate of the North American dental supply market or, 11% to 13%.
■	For the first quarter of fiscal 2004 ending July 26, we are forecasting earnings of $0.42 to $0.44 per diluted share.
■	Due to the absence of an acquisition as we begin this period, we believe that our first quarter sales growth will be toward the lower end of the 11-13% projected for the year.
■	Our businesses are gaining market share, and the strategies are in place to help ensure a successful future for this organization and our shareholders.
■	Thank you.

Now, Steve Armstrong will review various aspects of our fourth quarter operating results.

R. Stephen Armstrong

Executive Vice President, Treasurer and Chief Financial Officer

Thanks, Pete.

■	I want to spend a few minutes on our most recent results and give a bit more perspective on what fiscal 2004 might hold in store for us.
■	Each of our major product groups saw improved revenue performance in the fourth quarter.
■	In addition, the dental gross margin rate was up 10 basis points for the quarter to 36.3% but the consolidated gross margin rate was down in the quarter as the veterinary sales represented a higher percentage of overall revenue in this quarter versus last year’s quarter.
■	As we have previously stated, the gross margin in the veterinary distribution business is about 10 percentage points, on average, below that in the dental business. Over time, we see an opportunity to move these gross margin rates closer to those we have historically seen in the dental business.
■	Our operating margin in the quarter improved by 40 basis points over the prior year. We believe that we are seeing returns on certain of the infrastructure investments and the acquisitions that we were making or integrating during the fiscal year.
■	The investments as discussed during our previous quarters’ conference calls, include our new technical service system, our hardware and networking initiative to support digital radiography products, and our new customer service/order entry system.
■	The acquisitions included Thompson Dental Company and Distribution Quebec Dentaire.
■	As Pete mentioned, we will continue to invest in our technical service system and our new customer service/order entry system during fiscal 2004.
■	While these investments will negatively impact operating results during fiscal 2004, we are optimistic that improved leverage from the acquisitions and returns on our hardware and networking initiative will allow us to return to our targeted annual 50 basis point improvement in operating earnings.
■	Our operating margin may even expand beyond our annual target in fiscal 2004 as we see the benefits of product mix and our infrastructure investments.
■	In 2003 our capital expenditures were about $12 million.
■	For fiscal 2004 we will spend in this same range for our routine replenishments and expansions.
■	We have already begun work on replacing the distribution center in the Mid-Atlantic and expect the new facility to be operational late in calendar 2003. How we finance this facility will depend on market conditions but we will incrementally spend approximately $7 to $8 million to build and equip this operation.
■	A couple of other comments on our cash flow and balance sheet.
■	The quarterly cash flow from operations was $51 million.
■	There were basically two factors impacting the operating cash flow and a few lines on our balance sheet that I want to address.
■	First, we reduced our inventories during the quarter, as we predicted we would, by turning through above normal sundries purchases made on favorable terms during the third quarter. The veterinary business also reduced its inventories year-over-year as the stocking inventories of ProHeart6 moved through that operation.

■	Inventory turns for the year were 7.3 times versus 6.5 last year.
■	Second, as discussed at the end of last year, we entered into a new arrangement to sell customer finance contracts to a commercial paper conduit. Overall, we are very pleased with the decision but certain provisions of this arrangement have caused some growth in our accounts receivable balance since we are required to carry the finance contracts longer than under our other agreements. I will return to this point in a minute.
■	We are also financing more as our equipment business has grown.
■	I want to spend just a couple of minutes on how we assist customers in obtaining financing for their businesses.
■	An aspect of our overall business strategy is to make it easier for the customer to do business with the Patterson Dental Company.
■	One of the ways we do this is to provide access to competitive financing options for the customer so that they do not have to spend time shopping for that element of their business needs.
■	Currently, we can direct customers to three forms of financing. Two are extended by independent financing entities for certain needs such as working capital, term financing, leasing, and mortgages. We also offer an internal program for a qualifying equipment purchase.
■	In the case of the independent entities, we act in essence as a referral agent, since any financing that is consummated is closed and serviced by that entity.
■	Our internal program results in the customer signing a note with Patterson and, much like your local automobile dealer, we sell that paper to a group of banks or to the commercial paper conduit mentioned above. We have a combined $250 million of capacity with the banks and the conduit.
■	We have very exacting credit requirements that must be approved by the banks and the conduit for any finance contract that we would write with a customer. This includes a current limit of $200,000 on the amount of credit that can be extended.
■	To give you an indication of the credit quality of this portfolio of contracts, bad debt write-offs have been less than 1% of originations over the nearly 10 years that we have had this program.
■	We service this portfolio of contracts for the banks and the conduit for which they pay us a small annual fee.
■	When we sell finance contracts to the banks, we receive 100% of the principal amount of the contracts. In the case of the conduit, we receive 90% of the principal amount with the other 10% being held in a collateral account by the conduit.
■	This cash asset is included in the non-current, ‘Other’ asset classification of our balance sheet and it represents the majority of the change in this balance sheet item during the year.
■	One other aspect of this arrangement that has caused some confusion is the wholly owned subsidiary we established to sell the finance contracts to the conduit.
■	This entity, affectionately known as a special purpose entity but which issues no debt and to which the conduit has no recourse in the case of a bad debt, provides a credit enhancement to the finance contracts by affording extra protection to the conduit under the bankruptcy law.
■	The last aspect of the arrangement with the conduit that has affected our balance sheet this year is the requirement that we have at least one payment from a customer before a contract is eligible for sale to the conduit. This has effectively added about 30 to 45 days to our inventory of finance contracts to be sold and has accounted for the majority of the increase in our accounts receivable balance.
■	As we establish more history with the conduit, we believe that we can reduce or eliminate this requirement and remove this layer from our receivable balance.
■	The point I want to emphasize is that these finance contracts are not the result of lowered credit standards or special finance contract terms, and they are being readily be turned into cash.
■	Our DSO, excluding the finance contracts, is at 33 days versus 37 days at the end of last year.

Thank you. Now, I will turn the conference call back to the operator, who will poll you for your questions.